SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2003

GARMIN LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	0-31983	98-0229227
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

P.O. Box 30464 SMB
5th Floor, Harbour Place
103 South Church Street
George Town, Grand Cayman, Cayman Islands
(Address of principal executive offices)

Registrant's telephone number, including area code: (345) 946-5203*

         Not Applicable
(Former name or former address, if changed since last report)

_________________

*	The executive offices of the Registrant’s principal United States subsidiary are located at 1200 East 151st Street, Olathe, Kansas 66062. The telephone number there is (913) 397-8200.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits

                 (c) Exhibits

Exhibit No.
99.1	Press Release dated April 30, 2003

Item 9. Regulation FD Disclosure (Furnished under Item 12)

        See attached as an exhibit to this Form 8-K a press release dated April 30, 2003 concerning the announcement of financial results for the fiscal quarter ended March 29, 2003.

        The information in this Form 8-K, including the exhibit, is required by Item 12 of Form 8-K, is furnished pursuant to Item 9 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARMIN LTD.
Date: April 30, 2003	/s/ Andrew R. Etkind ---------------------------------------------- Andrew R. Etkind General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Press release dated April 30, 2003.

Exhibit 99.1

Garmin Reports Record First Quarter 2003

CAYMAN ISLANDS, April 30, 2003/PRNewswire/ — Garmin Ltd. (Nasdaq: GRMN — news) today announced record revenue and earnings for its first fiscal quarter ended March 29, 2003. Revenue for the quarter increased 23 percent to $123.8 million from $100.9 million in the year-ago quarter. Net income increased to $41.5 million, or $0.38 diluted earnings per share, compared to $26.8 million or $0.25 diluted earnings per share in the year-ago quarter. First quarter net income included a $0.8 million foreign currency loss as a result of a weaker U.S. dollar compared to the Taiwan dollar. The diluted EPS of $0.38 recorded for the first quarter of 2003 exceeded company guidance of $0.29 to $0.32. Excluding the effects of foreign currency, diluted EPS for the quarter was $0.39 compared to $0.25 in the year-ago quarter.

“We are pleased to announce another quarter of solid growth. Overall demand for our products continues to expand,” said Dr. Min Kao, CEO and Co-Chairman of Garmin Ltd. “Our consumer segment recorded a 28 percent increase in revenues during this quarter when compared to the first quarter of 2002, and all of our consumer product lines continue to grow. Our aviation segment was also strong this quarter, posting a 9% growth in revenue over the year ago quarter.”

“We also experienced a 56 percent growth in EPS when excluding the effects of foreign currency from the prior year quarter,” Dr. Kao continued. “We are pleased that consumers are becoming more aware of the usefulness of GPS navigation. As a result, we have experienced growth in our core markets, as well as our emerging automotive product line, as we look forward to bringing fully-integrated GPS navigation to the PDA market in the coming months. We are also anticipating future opportunities our new integrated cockpit will provide, and are delighted to have been chosen to provide the avionics for the new Cessna Mustang business jet, which is due out in 2006, and the Diamond Aircraft DA42 turbo-diesel twin engine aircraft which is due out in 2004.”

Consumer revenue for the first quarter totaled $95.3 million – a 28 percent growth compared to the first quarter of 2002. Aviation revenue totaled $28.5 million – a 9 percent increase compared to the year-ago quarter. Total units sold for the quarter increased to 446,000 from 313,000 – representing an increase of 43 percent.

Revenue increased across all geographic regions during the first quarter of fiscal 2003 when compared to the year-ago quarter:

—    North America revenue was $85.3 million compared to $73.1 million, up 17 percent.
—    Europe revenue was $33.5 million compared to $23.7 million, up 41 percent.
—    Asia revenue was $5.0 million compared to $4.1 million, up 22 percent.

“We are pleased with our financial performance during the first quarter,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our consumer segment has now achieved six consecutive quarters of year-over-year revenue growth in excess of twenty percent. Gross margins improved significantly to 60.3 percent when compared to 54.0 percent in the prior year’s first quarter, driven primarily by product mix, improved manufacturing productivity and efficiencies, and the overall benefits that come from our strategy of vertical integration. We also generated $37.7 million of free cash flow for the quarter resulting in a cash and marketable securities balance of $500.5 million at the end of the first quarter.”

Second Quarter and Fiscal Year 2003 Outlook

The company estimates that its diluted EPS for the second fiscal quarter of 2003, excluding effects for foreign currency, will be in the range of $0.40 to $0.43 on revenues between $138 million and $143 million.

Fiscal year 2003 revenue guidance remains $515 million to $540 million, and diluted EPS for the year, excluding effects of foreign currency, will be raised to a range of $1.54 to $1.60.

Earnings Call Information

        The information for Garmin Ltd.‘s earnings call is as follows:

      When:     Wednesday, April 30, 2003 at 11:00 a.m. Eastern
      Where:     http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
      How:        Simply log on to the web at the address above or call to listen in at
                       888-757-3036.
      Contact:  investor.relations@garmin.com

A phone recording will be available for 24 hours following the earnings call and can be accessed by dialing 800-252-6030 utilizing the access code 16386361. An archive of the live webcast will be available until May 30, 2003 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s future financial position, revenues, earnings, product introductions, plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin. Information concerning risk factors that could affect Garmin’s actual results is contained in the Annual Report on Form 10-K for the year ended December 28, 2002 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2002 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, general recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share information)

	13-Weeks Ended
	(Unaudited)
	March 29,	March 30,
	2003	2002
Net sales	$123,788	$100,856
Cost of goods sold	49,133	46,364

Gross profit	74,655	54,492
Selling, general and
administrative expenses	13,593	11,239
Research and development
expense	8,796	7,973

	22,389	19,212

Operating income	52,266	35,280
Other income (A)	830	592

Income before income taxes	53,096	35,872
Income tax provision	11,602	9,111

Net income	$41,494	$26,761

Net income per share:
Basic	$0.38	$0.25
Diluted	$0.38	$0.25
Weighted average common
shares outstanding:
Basic	107,948	107,777
Diluted	108,693	108,137
>

(A)     Includes $0.8 million of foreign currency losses in Q1 2003 and $0.7 million of losses in Q1 2002.

         Garmin Ltd. And Subsidiaries Condensed
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	March 29,	December 28,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$251,148	$216,768
Marketable securities	79,311	113,336
Accounts receivable, net	52,108	58,278
Inventories	62,846	57,507
Deferred income taxes	14,847	14,847
Prepaid expenses and other current assets	5,649	4,490

Total current assets	465,909	465,226
Property and equipment, net	76,785	74,440
Restricted cash	1,599	1,598
Marketable securities	170,008	132,372
Other assets, net	24,598	24,479

Total assets	$738,899	$698,115

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$24,670	$32,446
Salaries and benefits payable	2,867	4,178
Warranty reserve	5,705	5,949
Income taxes payable	26,597	18,080
Current portion of long-term debt	0	0
Other accrued expenses	10,989	12,752

Total current liabilities	70,828	73,405
Long-term debt	20,000	20,000
Deferred income taxes	2,278	2,211
Stockholders' equity:
Common stock	1,122	1,080
Additional paid-in capital	130,070	129,431
Retained earnings	549,378	507,884
Accumulated other comprehensive loss	(34,777)	(35,896)

Total stockholders' equity	645,793	602,499

Total liabilities and stockholders' equity	$738,899	$698,115